UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Fortress Biotech, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2016
Annual Meeting
and
Proxy Statement

2 Gansevoort Street, 9th Floor
New York, New York 10014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 16, 2016

To the Stockholders of Fortress Biotech, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Fortress Biotech, Inc. (the “Company”) will be held on June 16, 2016 at the offices of Alston & Bird LLP, 90 Park Avenue, 15th Floor, New York, New York 10016 at 10:00 a.m. EDT. The meeting is called for the following purposes:

1.	To elect the seven directors named in the Proxy Statement to serve until the Company’s next annual meeting or until their successors have been elected and qualified;
2.	To ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and
3.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice. The close of business on April 21, 2016 has been fixed as the record date for the determination of the Company’s stockholders entitled to notice of, and to vote at, the meeting. The Company’s stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s offices during the 10 day period preceding the meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2015 Annual Report (including our 2015 Annual Report on Form 10-K) to stockholders via the Internet. On or about April 29, 2016, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2015 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering the cost and environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the Board of Directors respectfully requests that you vote your shares in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of Fortress Biotech, Inc.,

/s/ Lindsay A. Rosenwald, M.D.

Lindsay A. Rosenwald, M.D.
Chairman of the Board of Directors, President and
Chief Executive Officer

New York, New York
Dated: April 29, 2016

FORTRESS BIOTECH, INC.

Proxy Statement
for the
Annual Meeting of Stockholders
To Be Held June 16, 2016

i

FORTRESS BIOTECH, INC.

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2016

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 16, 2016 at 10:00 a.m. EDT at the offices of Alston & Bird LLP, 90 Park Avenue, 15th Floor, New York, New York 10016 or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 21, 2016 are entitled to notice of and to vote at the meeting.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2015 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 29, 2016. We mailed a Notice of Internet Availability of Proxy Materials on or about April 29, 2016 to our stockholders of record and beneficial owners as of April 21, 2016, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

Each holder of the Company’s common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting.

The Company bears the expense of soliciting proxies. Its directors, officers or employees may also solicit proxies personally or by telephone, telegram, facsimile or other means of communication. The Company does not intend to pay additional compensation for doing so. In addition, the Company might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of the Company’s common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING

Q:	Who may vote at the meeting?
A:	The Board of Directors set April 21, 2016 as the record date for the meeting. If you owned the Company’s common stock at the close of business on April 21, 2016, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 21, 2016, there were 48,517,449 shares of the Company’s common stock outstanding and entitled to vote at the meeting.
Q:	Why did I receive a one-page notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of printed proxy materials?
A:	In accordance with rules of the SEC, the Company may provide stockholders access to its proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials to all of our stockholders as of the record date. The Notice of Internet Availability includes instructions on how to access the Company’s proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice of Internet Availability, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials in paper form by mail or electronically by email will remain in effect until you revoke the election.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	If your shares are registered directly in your name with the Company’s transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2016 Annual Meeting of Stockholders.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?
A:	A majority of the Company’s outstanding shares of capital stock entitled to vote as of the record date must be present at the meeting in order for the Company to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:
•	Are present and entitled to vote in person at the meeting; or
•	Properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy at the meeting, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?
A:	The two proposals to be voted on at the meeting are as follows:
1.	To elect the seven directors named in the Proxy Statement to serve until the Company’s next annual meeting or until their successors have been elected and qualified; and
2.	To ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

The Company will also consider any other business that properly comes before the meeting. As of the record date, the Company is not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the Proxy Card or Voter Instruction Card will vote the shares they represent using their best judgment.

Q:	Can I access these proxy materials on the Internet?
A:	Yes. The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report to Stockholders (including the 2015 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com. Our Annual Report on Form 10-K for the year ended December 31, 2015 is also available under the Investors — SEC Filings — Annual Meeting Materials section of the Company’s website at www.fortressbiotech.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on www.proxyvote.com at least until the conclusion of the meeting.
Q:	How may I vote my shares in person at the meeting?
A:	If your shares are registered directly in your name with the Company’s transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.
Q:	How can I vote my shares without attending the meeting?
A:	If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:
•	Via the Internet by accessing the proxy materials on the secured website www.proxyvote.com and following the voting instructions on that website;
•	Via telephone by calling toll free 1-800-690-6903 and following the recorded instructions; or
•	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., EDT, on June 15, 2016. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as permitted by law.

Q:	How can I change my vote after submitting it?
A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:
•	Filing a written notice of revocation bearing a later date than the proxy with the Company’s corporate secretary either before the meeting, at 2 Gansevoort Street, 9th Floor, New York, New York 10014, or at the meeting, at the offices of Alston & Bird LLP, 90 Park Avenue, 15th Floor, New York, New York 10016;
•	Duly executing a later-dated proxy relating to the same shares and delivering it to the Company’s corporate secretary either before the meeting, at 2 Gansevoort Street, 9th Floor, New York, New York 10014, or at the meeting and before the taking of the vote, at the offices of Alston & Bird LLP, 90 Park Avenue, 15th Floor, New York, New York 10016;
•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or
•	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 p.m. EDT on June 15, 2016 (your latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?
A:	The Company will announce the preliminary voting results at the meeting. The Company will publish the results in a Form 8-K filed with the SEC within four business days of the meeting.
Q:	For how long can I access the proxy materials on the Internet?
A:	The Notice, Proxy Statement, 2015 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are also available, free of charge, in PDF and HTML format under the Investors — SEC Filings — Annual Meeting Materials section of the Company’s website at www.fortressbiotech.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Board of Directors consists of seven members, each of whom serves until the next annual meeting or until his successor has been elected and qualified. If you are a stockholder of record, unless you mark your proxy card otherwise, the proxy holders will vote the proxies received by them for each of the nominees named below, each of whom is currently a director of the Company, and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board to fill the vacancy. The Company does not expect that any nominee listed below will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The Board of Directors unanimously recommends that stockholders vote FOR all of the director nominees listed below.

The name of and certain information regarding each of the director nominees as of April 21, 2016 is set forth below. This information is based on data the nominees furnished to the Company. There are no family relationships among the nominees or executive officers. The business address for each nominee for matters regarding the Company is 2 Gansevoort Street, 9th Floor, New York, New York 10014.

Name of Director Nominee	Age	Title	Director Since
Lindsay A. Rosenwald, M.D.	61	Chairman, President and Chief Executive Officer	October 2009
Eric K. Rowinsky, M.D.	59	Co-Vice Chairman and Director	October 2010
Jimmie Harvey, Jr., M.D.	64	Director	December 2008
Malcolm Hoenlein	72	Director	February 2014
Dov Klein	64	Director	July 2015
J. Jay Lobell	53	Director	June 2006
Michael S. Weiss	50	Director and Executive Vice Chairman, Strategic Development	December 2013

Director Nominees

Lindsay A. Rosenwald, M.D. has served as a member of the Board of Directors since October 2009 and as Chairman, President and Chief Executive Officer of the Company since December 2013. Dr. Rosenwald is currently Co-Chairman of the Board of Directors and Chief Executive Officer of CB Pharma Acquisition Corp., which he joined in 2014. Since November 2014, he also has served as a member of the Board of Directors of Checkpoint Therapeutics, Inc. and, from November 2014 to August 2015, was the company’s Chief Executive Officer and President. Dr. Rosenwald is Co-Portfolio Manager and Partner of Opus Point Partners Management, LLC, an asset management firm in the life sciences industry, which he joined in 2009. Prior to that, from 1991 to 2008, he served as the Chairman of Paramount BioCapital, Inc. Over the last 23 years, Dr. Rosenwald has acted as a biotechnology entrepreneur and has been involved in the founding and recapitalization of numerous public and private biotechnology and life sciences companies. Dr. Rosenwald received his B.S. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine. Based on Dr. Rosenwald’s biotechnology and pharmaceutical industry experience and in-depth understanding of the Company’s business, the Board of Directors believes that Dr. Rosenwald has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Eric K. Rowinsky, M.D. has served as Co-Vice Chairman of the Board of Directors and a consultant to the Company since October 2010 and is responsible for overseeing the Company’s clinical development plan for acute myeloid leukemia and solid tumor malignancies. Dr. Rowinsky has served as the Executive Chairman of Rgenix, Inc. since November 2015. He served as Executive Vice President, Chief Medical Officer and Head of Research and Development of Stemline Therapeutics, Inc., a clinical-stage biopharmaceutical company, from November 2011 until November 2015. Prior to joining Stemline, Dr. Rowinsky was co-founder and Chief Executive Officer of Primrose Therapeutics, Inc., a start-up biotechnology company, from June 2010 until its acquisition in September 2011. He also served as a drug development and regulatory strategy consultant to the ImClone-Lilly Oncology Business Unit and several other biopharmaceutical and life sciences companies from 2010 to 2011. From 2005 to 2009, Dr. Rowinsky was Executive Vice President and Chief Medical Officer of ImClone Systems, Inc., where he led the FDA approval of Erbitux® for head and neck and colorectal cancers and advanced eight other monoclonal antibodies through clinical development. From 1996 to 2004, Dr. Rowinsky held several positions at the Cancer Therapy and Research Center, including Director of the Institute of Drug Development, or IDD, and the SBC Endowed Chair for Early Drug Development at the IDD. From 1996 to 2006, he was a Clinical Professor of Medicine at the University of Texas Health Science Center at San Antonio. From 1988 to 1996, Dr. Rowinsky was an Associate Professor of Oncology at the Johns Hopkins University School of Medicine. He was a longstanding National Cancer Institute principal and co-principal investigator from 1990 to 2004, and was integrally involved in pivotal clinical and preclinical investigations that led to the development of numerous cancer therapeutics, including paclitaxel, docetaxel, topotecan, irinotecan, erlotinib, gefitinib and temsirolimus among others. Dr. Rowinsky is currently an Adjunct Professor of Medicine at New York University School of Medicine and he sits on the boards of directors of Biogen Idec Inc., a publicly traded biopharmaceutical and life sciences company, Navidea Biopharmaceuticals, Inc., a publicly traded biopharmaceutical company, and BIND Therapeutics, Inc., a publicly traded clinical-stage nanomedicine platform company. Dr. Rowinsky received his M.D. from Vanderbilt University School of Medicine. He completed his residency in internal medicine at the University of California, San Diego and completed his fellowship in medical oncology at Johns Hopkins Oncology Center. Dr. Rowinsky received his B.A. from New York University. Based on Dr. Rowinsky’s service on boards of directors in the biotechnology and pharmaceutical industries and his extensive experience and background in oncology, the Board of Directors believes that Dr. Rowinsky has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Jimmie Harvey, Jr., M.D. has served as a member of the Board of Directors since December 2008. In 1984, Dr. Harvey founded Birmingham Hematology and Oncology Associates, L.L.C. (now Alabama Oncology, L.L.C.), a private medical company located in Birmingham, Alabama. Dr. Harvey has experience in clinical trial execution and management and has recently been a principal investigator in two trials, one investigating a novel monoclonal antibody and the other investigating a small molecule used to treat immunologic malignancies. Dr. Harvey holds a B.A. in chemistry from Emory University and received his M.D. from Emory University School of Medicine. Dr. Harvey completed his medical oncology training at the Vincent T. Lombardi Cancer Center at Georgetown University. Based on Dr. Harvey’s medical background, including his oncology expertise, the Board of Directors believes that Dr. Harvey has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Malcolm Hoenlein has served as a member of the Board of Directors since February 2014. Since 1986, Mr. Hoenlein has served as Chief Executive Officer and Executive Vice Chairman of the Conference of Presidents of Major American Jewish Organizations, the coordinating body on international and national concerns for 51 national American Jewish organizations. Previously, he served as the founding Executive Director of the Jewish Community Relations Council of Greater New York. Prior to that, he was the founding Executive Director of the Greater New York Conference on Soviet Jewry. A National Defense Fellow at the Near East Center of the University of Pennsylvania, Mr. Hoenlein taught International Relations in the Political Science Department and served as a Middle East specialist at the Foreign Policy Research Institute. In addition, he served on the editorial staff of ORBIS, the Journal of International Affairs. He serves currently as a director of LabStyle Innovations Corp., a publicly traded mobile health company. He previously served as a director for Eco-Fusion, Powermat USA, and WellSense Technologies LLC. Mr. Hoenlein has a B.A. in Political Science from Temple University and an M.A. in International Relations from the University of Pennsylvania, as well as an Hon. LL.D. from Touro College and an Hon. D.H.L. from Yeshiva University. Based on Mr. Hoenlein’s demonstrated sound business judgment, and leadership and management experience, the Board of Directors believes that Mr. Hoenlein has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Dov Klein has served as a member of the Board of Directors since July 2015. Since January 2016, Mr. Klein has been an audit partner at Marks Paneth LLP. Prior to that Mr. Klein was an audit partner at RSSM CPA LLP, a certified public accountant and strategic advisor firm, which he joined in 2001. His practice focuses on audits and reviews and compilation of financial statements for clients in various industries. Mr. Klein also consults on matters in litigation and conducts financial due diligence in mergers and acquisitions as well as business planning for growing businesses. Mr. Klein has been a certified public accountant since 1978 and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Klein received his BSc in Accounting from Brooklyn College, City University of New York. Based on Mr. Klein’s extensive business experience, particularly in the areas of audit and finance, the Board of Directors believes that Mr. Klein has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

J. Jay Lobell has served as a member of the Board of Directors since June 2006. Mr. Lobell is President of GMF Capital, LLC which he joined in January 2016, and is president and serves on the board of directors of Meridian Capital Group, LLC, a commercial real estate mortgage company, which he joined as a senior officer in January 2010. Mr. Lobell was also a founder of Beech Street Capital, LLC, a real estate lending company, serving as its Vice Chairman from December 2009 until the company’s sale to Capital One Financial Corporation in November 2013. From January 2005 to December 2009, Mr. Lobell served as President and Chief Operating Officer of Paramount Biosciences, LLC, or PBS, a private biotechnology investment and development company. In that capacity, he had substantial responsibility for the assembly and oversight of companies PBS founded and incubated, including the Company and Asphelia Pharmaceuticals, Inc. Mr. Lobell currently serves on the board of directors of Sava Senior Care and Tender Touch Rehabilitation Services, both private companies. He previously served on the board of directors of NovaDel Pharma Inc., Innovive Pharmaceuticals, Inc., and Chem Rx Corporation (a private company). Mr. Lobell was a partner in the law firm Covington & Burling LLP from October 1996 through January 2005, where he advised companies and individuals as a member of the firm’s securities litigation and white collar defense practice group. Mr. Lobell received his B.A. (summa cum laude, Phi Beta Kappa) from the City University of New York and his J.D. from Yale Law School, where he was senior editor of the Yale Law Journal. Based on Mr. Lobell’s biotechnology, legal and financial experience, as well as his in-depth understanding of drug commercialization and corporate governance, the Board of Directors believes that Mr. Lobell has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Michael S. Weiss has served as a member of the Board of Directors since December 2013 and as Executive Vice Chairman, Strategic Development since February 2014. Mr. Weiss served as Co-Vice Chairman of the Board from December 2013 until January 2014. Mr. Weiss is currently Co-Chairman of the Board of Directors of CB Pharma Acquisition Corp., which he joined in 2014. Since March 2015, Mr. Weiss also has been Executive Chairman of the Board of Directors of Checkpoint Therapeutics, Inc. and, from August 2015 to October 2015, served as the company’s Interim Chief Executive Officer and President. Mr. Weiss is Co-Portfolio Manager and Partner of Opus Point Partners Management, LLC, which he joined in 2009. He has also served as Executive Chairman, Interim Chief Executive Officer and President of TG Therapeutics, Inc. since 2011. From 2002 to 2009, Mr. Weiss was the Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, Inc., where he helped the company acquire and develop AuryxiaTM and establish its partnership with Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd. Mr. Weiss served on the board of directors of National Holdings Corporation from 2011 to 2012. Mr. Weiss began his professional career as a lawyer with Cravath, Swaine & Moore LLP. He earned his J.D. from Columbia Law School and his B.S. in Finance from The University at Albany. Based on Mr. Weiss’s biotechnology and pharmaceutical industry experience, as well as his extensive management experience, the Board of Directors believes that Mr. Weiss has the appropriate set of skills to serve as a member of the Board in light of the Company’s business and structure.

Shareholders’ Agreement

On February 20, 2014, all of the directors who were then members of the Company’s Board of Directors other than Mr. Hoenlein entered into a Shareholders’ Agreement pursuant to which they agreed that, until the end of the Company’s annual meeting held in calendar year 2016 and so long as Dr. Rosenwald and Mr. Weiss are on the proposed slate of directors to be nominated, they each will vote all of their shares of

Company common stock in favor of electing to the Board those individuals, and only those individuals, who are proposed by the Board’s Nominating and Corporate Governance Committee. All seven directors up for election to the Board this year were proposed for election by the Board’s Nominating and Corporate Governance Committee.

Required Vote

The election of each director requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote that are present or represented at the meeting and voted in the election of directors. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

The Board of Directors currently consists of seven members: Chairman Dr. Rosenwald, Executive Vice Chairman, Strategic Development Mr. Weiss, Co-Vice Chairman Dr. Rowinsky, Messrs. Hoenlein, Klein, and Lobell, and Dr. Harvey.

As Chairman of the Board of Directors, Dr. Rosenwald has authority to, among other things, call and preside over meetings of the Board, set meeting agendas, and determine materials to be distributed to the Board. Accordingly, Dr. Rosenwald has substantial ability to shape the work of the Board.

The Board of Directors believes that having Dr. Rosenwald, who is also the Company’s President and Chief Executive Officer, serve as Chairman is suitable for the Company at its present stage. Dr. Rosenwald possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its business, and is well positioned to develop agendas that ensure the Board’s time and attention are focused on critical matters. Furthermore, the Board believes that having its President and Chief Executive Officer serve as Chairman strengthens Dr. Rosenwald’s ability to develop and implement the Company’s growth strategy and respond efficiently to various situations.

The Board of Directors is aware of potential conflicts that might arise when an employee chairs a board of directors, but believes these potential conflicts are offset by the fact that a majority of the Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed of independent directors pursuant to Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. In addition, the independent members of the Board regularly meet in executive sessions to provide for independent discussion among directors and independent evaluation of senior management. Given this Board governance structure, the Board believes Dr. Rosenwald’s combined role enables decisive leadership and ensures clear accountability.

Independence of Directors

The Board of Directors does not have a lead independent director, but the Company believes that its current leadership structure is appropriate, as a majority of the Board is composed of independent directors. In particular, four of the Company’s current directors, Messrs. Hoenlein, Klein and Lobell, and Dr. Harvey, are independent directors as that term is defined under Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. The Board has determined that all of the current members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent in accordance with Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. In addition, each current member of the Audit Committee meets the independence requirements under Rule 5605(c)(2)(A) of the Nasdaq Stock Market listing rules and each member of the Compensation Committee meets the independence requirements under Rule 5605(d)(2)(A) of the Nasdaq Stock Market listing rules. The Board of Directors considers all of its members equally responsible and accountable for oversight and guidance of its activities.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of the Board of Directors has the responsibility for establishing the qualifications for director candidates. The Committee does not have a formal policy on Board candidate qualifications. It may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, specialized knowledge or experience, and diversity. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not currently have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Pursuant to the Company’s Second Amended and Restated Bylaws (the “Bylaws”), stockholders wishing to nominate a director must deliver written notice of the nomination to the Company’s corporate secretary not more than 75 days and not less than 45 days prior to the first anniversary of the date on which the Company mailed its proxy materials for the preceding year’s annual meeting of stockholders, provided that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the stockholder has timely provided the Company with a solicitation notice (an affirmative statement of the stockholder’s intent to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required to elect a director nominee), such stockholder must have delivered a proxy statement and form of proxy to such holders and have included the solicitation notice in such materials.

Stockholder notices must set forth information including the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and any Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. The Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Board Committees

The Audit Committee is currently composed of Chairman Mr. Klein, Dr. Harvey and Mr. Lobell. The functions of the Audit Committee include, among other things:

•	evaluating the performance, independence, qualifications and compensation of the Company’s independent auditors and determining whether to retain its existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;
•	reviewing the Company’s annual and quarterly financial statements and reports and discussing the statements and reports with its independent auditors and management;
•	reviewing with the Company’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of its financial controls;
•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting or auditing matters, and other matters;
•	preparing the report that the SEC will require in the Company’s annual proxy statement;
•	reviewing and providing oversight with respect to any related-party transactions and monitoring compliance with the Company’s Code of Ethics;
•	reviewing the Company’s investment policy on a periodic basis; and
•	reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

The Board of Directors has determined that each current member of the Audit Committee meets the financial literacy requirements under the applicable Nasdaq Stock Market listing rules and that current director Mr. Klein has the employment experience necessary to qualify him as an audit committee financial expert within the meaning of SEC rules and regulations.

The Compensation Committee is currently composed of Chairman Mr. Lobell, Mr. Klein and Dr. Harvey. The functions of the Compensation Committee include, among other things:

•	reviewing the Company’s corporate goals and objectives relevant to its executives’ compensation, evaluating the executives’ performance in light of such goals and objectives and determining, either as a committee or together with the other independent directors, executive compensation levels based on such evaluations;
•	reviewing and making recommendations to the Board of Directors with respect to non-executive officer compensation and independent director compensation;
•	administering the Company’s incentive compensation and equity-based plans;
•	reviewing the Company’s Compensation Discussion and Analysis and preparing the report that the SEC will require in the Company’s annual proxy statement and/or Form 10-K;
•	reviewing and evaluating, at least annually, the performance of the Compensation Committee, and the adequacy of its charter;
•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, and reviewing and discussing, at least annually, the relationship between risk management policies, practices, and compensation and evaluating compensation policies and practices that could mitigate any such risk; and
•	reviewing and making recommendations to the Board of Directors with respect to the frequency with which future advisory votes on executive compensation should be held.

The Compensation Committee has the authority to delegate its responsibilities to subcommittees as it deems appropriate in its sole discretion.

The Nominating and Corporate Governance Committee is currently composed of Chairman Mr. Lobell and Messrs. Klein and Hoenlein. The functions of the Nominating and Corporate Governance Committee include, among other things:

•	making recommendations to the Board of Directors regarding the size and composition of the Board;
•	developing minimum qualifications for director candidates and evaluating such candidates in such a manner as the Nominating and Corporate Governance Committee deems appropriate;
•	except where otherwise required, selecting candidates for election to the Board and to fill any vacancies on the Board, such selected candidates to then be voted by the Board;
•	establishing procedures for the nomination process;
•	establishing and administering a periodic assessment procedure relating to the performance of the Board as a whole and its individual members; and
•	making recommendations to the Board regarding corporate governance matters and practices, including formulating and periodically reviewing corporate governance guidelines to be adopted by the Board.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under the Investors — Governance —  Governance Documents section of the Company’s website at www.fortressbiotech.com.

The Strategic Transaction Committee is currently composed of Chairman Mr. Lobell, Mr. Klein, and Drs. Harvey and Rowinsky. The Strategic Transaction Committee oversees and provides advice on the in-licensing and the monetization of certain Company technologies.

Risk Oversight

The Board of Directors is responsible for the Company’s risk oversight and has delegated that role to the Audit Committee. The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding its assessment of risks. In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The Audit Committee and the full Board focus on the most significant risks the Company faces and its general risk management strategies. While the Board oversees the Company’s risk management, management is responsible for day-to-day risk management processes. The Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities, and to effectively implement risk management strategies adopted by the Audit Committee and the Board. The Company believes this division of responsibilities is the most effective approach for addressing the risks the Company faces and that the Board leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach.

Information Regarding Meetings of the Board and Committees

During 2015, the Board of Directors held eight meetings, and its committees, the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Transaction Committee collectively held 11 meetings. All of the Company’s current directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he served during 2015. The following table sets forth each current director’s membership in each committee of the Board as of April 21, 2016 and summarizes changes in membership in the committees of the Board during 2015 and up to and including April 21, 2016.

Name	Audit	Compensation	Nominating and Corporate Governance	Strategic Transaction
Lindsay A. Rosenwald, M.D.
Eric K. Rowinsky, M.D.				X
Jimmie Harvey, Jr., M.D.	X	X		X
Malcolm Hoenlein			X
Dov Klein	Chair	X	X	X
J. Jay Lobell	X	Chair	Chair	Chair
Michael S. Weiss
Total Number of Meetings held in 2015	6	4	0	1

(1)	Mr. Klein was appointed Chairman of the Audit Committee and a member of the Compensation, Nominating and Corporate Governance and Strategic Transaction Committees upon former director, David J. Barrett’s resignation in July 2015.

Each member of the Board of Directors is expected to participate, either in person or via teleconference, in meetings of the Board and meetings of the committees of which each such director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities. While the Company does not have a written policy regarding directors’ attendance at annual meetings of stockholders, it strongly encourages all directors to attend. All persons who served as directors of the Company’s Board of Directors at the time of the 2015 Annual Meeting of Stockholders attended such meeting.

Code of Ethics

The Board of Directors adopted a Code of Ethics that applies to all directors, officers and employees. The Code of Ethics is available under the Investors — Governance — Governance Documents section of the Company’s website at www.fortressbiotech.com. A copy of the Company’s Code of Ethics will also be provided to any person, without charge, upon written request sent to the Company at its offices located at 2 Gansevoort Street, 9th Floor, New York, New York 10014.

Communications with the Board

Stockholders can mail communications to the Board of Directors, c/o Fortress Biotech, Inc., 2 Gansevoort Street, 9th Floor, New York, New York 10014, who will forward the correspondence to each addressee.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors, including the Audit Committee, has selected EisnerAmper LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016, and recommends that stockholders vote for the ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in the Company’s best interests and the best interests of its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

On April 2, 2014, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm. Both the Company’s Audit Committee and its Board of Directors participated in and approved this decision. That same day, the Company’s Audit Committee and its Board approved the engagement of EisnerAmper LLP as its new independent registered public accounting firm. During the Company’s fiscal year ended December 31, 2013 and through April 2, 2014, the Company did not consult with EisnerAmper LLP regarding any matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

The reports of PwC on the consolidated financial statements of the Company for the fiscal year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal year ended December 31, 2013 and through to April 2, 2014, the Company did not have any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such time periods.

During the Company’s fiscal year ended December 31, 2013 and through April 2, 2014, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K occurred.

PwC has indicated to the Company that it concurs with the foregoing statements contained above as they relate to PwC and has furnished a letter to the SEC to this effect. A copy of the letter from PwC is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2014.

Representatives of EisnerAmper LLP are expected to be present at the 2016 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

Approval of the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote that are present or represented and voted at the meeting. Abstentions will be counted for purposes of determining the number of shares represented and voted at the meeting and, accordingly, will affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the Audit Committee’s charter, Company management is responsible for the preparation, presentation, and integrity of the financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

In the performance of this oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management. The Audit Committee has also reviewed and discussed with PwC, the Company’s independent registered public accounting firm in 2013 and through to April 2, 2014 and EisnerAmper LLP from April 2, 2014 through the remainder of 2014 and all of 2015, the audited financial statements, the audit of the Company’s internal control over financial reporting, and the matters required to be discussed by Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letters from PwC and EisnerAmper LLP required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committees Concerning Independence, and has discussed with PwC and EisnerAmper LLP their independence.

Mr. Klein is professionally engaged in the practice of auditing and accounting, and is an expert in these fields, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s consideration and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reports, reviews and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016.

Summary of Fees

The Audit Committee has adopted policies and practices relating to the pre-approval of all audit and non-audit services that are to be performed by the Company’s registered public accounting firm. This policy generally provides that the Company will not engage the registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its registered public accounting firm during the next 12 months. Any pre-approval is detailed as to the particular service or type of services to be provided and is subject to a maximum dollar amount.

The following table summarizes the aggregate fees PwC billed the Company for professional services rendered to the Company for 2014 until April 2, 2014 and EisnerAmper LLP billed the Company for professional services rendered to the Company in 2014 beginning on April 2, 2014 and for all of 2015. A description of these various fees and services are in the footnotes to the table.

	Years Ended December 31,
	2014	2015
Audit Fees(1)	$353,000	$168,700
Audit-Related Fees(2)	—	65,000
Tax Fees(3)	—	—
All Other Fees(4)	2,800	—
Total	$355,800	$233,700

(1)	Audit Fees — This category includes the audit of the Company’s annual financial statements, review of financial statements included in its Quarterly Reports on Form 10-Q, and services that are normally provided by independent auditors in connection with the engagement for fiscal years. The decrease in fees in 2015 is attributable to the lower cost structure associated with EisnerAmper LLP as compared to PwC.
(2)	Audit-Related Fees — This category consists of fees reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees.” In 2015, these fees consisted of work performed by EisnerAmper LLP in connection with Fortress subsidiaries.
(3)	Tax Fees — This category consists of tax compliance, tax advice, and tax planning work.
(4)	All Other Fees — This category consists of fees for other miscellaneous items, which in 2014 consisted of two licenses for accounting compliance software.

The Audit Committee has considered whether and determined that the provision of the non-audit services rendered to the Company during 2014 and 2015 was compatible with maintaining the independence of PwC and EisnerAmper LLP.

THE AUDIT COMMITTEE

Dov Klein, Chairman
Jimmie Harvey, Jr., M.D.
J. Jay Lobell

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 21, 2016 unless otherwise noted below for the following:

•	each person or entity known to own beneficially more than 5% of the Company’s outstanding common stock as of the date indicated in the corresponding footnote;
•	each of the named executive officers named in the Summary Compensation Table;
•	each director; and
•	all current directors and executive officers as a group.

Applicable percentage ownership is based on 48,517,449 shares of the Company’s common stock outstanding as of April 21, 2016 unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 21, 2016, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Fortress Biotech, Inc., 2 Gansevoort Street, 9th Floor, New York, New York 10014.

Name and Address of Beneficial Owner	Shares Owned		Shares Under Exercisable Options(1)	Total Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholder:
DAK Capital Inc. and its affiliate	4,675,000	(2)	—	4,675,000	9.64%
Directors and Named Executive Officers:
Lindsay A. Rosenwald, M.D.	6,216,970	(3)	55,000	6,271,970	12.91%
Lucy Lu, M.D.	35,631		225,000	260,631	*%
George C. Avgerinos, Ph.D.	158,000		—	158,000	*%
Eric K. Rowinsky, M.D.	250,000		228,490	478,490	*%
Jimmie Harvey, Jr., M.D.	50,000		75,000	125,000	*%
Malcolm Hoenlein	55,000		—	55,000	*%
Dov Klein	36,800	(4)	—	36,800	*%
J. Jay Lobell	586,000		75,000	661,000	1.36%
Michael S. Weiss	7,448,472		20,000	7,468,472	15.39%
All current executive officers and directors as a group (9 persons)	14,836,873		678,490	15,515,363	31.54%

*	Less than 1%.
(1)	Includes only options exercisable within 60 days of April 21, 2016.
(2)	Based solely on the Schedule 13-G/A filed with the SEC on February 5, 2016 by Daryl Katz, DAK Capital Inc. (“DAK”) and DAK Investments Corp. (“DAK Investments” and together with Mr. Katz and DAK, the “Reporting Persons”). The Reporting Persons reported shared voting and dispositive power over: (a) 1,000,000 shares of common stock held directly by DAK, and (b) 3,675,000 shares of common stock held directly by DAK Investments. Mr. Katz is the President of DAK and President of DAK Investments. The principal business address of each of the Reporting Persons is 1702 Bell Tower, 10104-103 Avenue, Edmonton, AB, Canada T5J 0H8.
(3)	Includes 5,303,126 shares held directly by Dr. Rosenwald, 170,983 shares held by Capretti Grandi, LLC, and 742,861 shares held by Paramount Biosciences, LLC (“PBS”). Dr. Rosenwald has voting and dispositive control over the shares held by Capretti Grandi, LLC and PBS. Does not include (i) 453,822 shares of common stock held by the LAR Family Trusts, or (ii) 1,000,000 shares of common stock held by state trusts established for the benefit of Dr. Rosenwald’s family, over which Dr. Rosenwald does not have any voting or dispositive control.
(4)	Includes 1,800 shares of common stock held by Mr. Klein’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. These executive officers, directors, and greater than 10% beneficial owners, are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons. Based solely upon the Company’s review of such forms furnished to it, the Company believes that during the fiscal year ended 2015 and through April 21, 2016, all of its executive officers, directors, and every person who is directly or indirectly the beneficial owner of more than 10% of any class of the Company’s securities, complied with the filing requirements of Section 16(a) of the Exchange Act, except Lindsay A. Rosenwald, President, Chief Executive Officer and Chairman of the Company’s Board of Directors, who filed a Form 4 on December 9, 2015 reporting a purchase of shares of the Company’s common stock on December 1, 2015 and Dr. Jimmy Harvey, Jr. and Mr. Malcolm Hoenlein, members of the Company’s Board of Directors, who each filed a Form 4 on March 28, 2016 reporting the acquisition of the Company’s deferred restricted stock units on March 14, 2016.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with Company management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

J. Jay Lobell, Chair
Jimmie Harvey, Jr., M.D.
Dov Klein

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee is responsible for creating and reviewing the compensation of the Company’s executive officers, as well as overseeing the Company’s compensation and benefit plans and policies and administering the Company’s equity incentive plans. This CD&A explains the Company’s compensation philosophy, policies and practices, focusing primarily on the compensation of our named executive officers as follows:

•	Lindsay A. Rosenwald, M.D., Chairman of our Board of Directors, President, and Chief Executive Officer;
•	Lucy Lu, M.D., Executive Vice President and Chief Financial Officer;
•	George Avgerinos, Ph.D., Senior Vice President, Biologics Operation; and
•	Michael S. Weiss, Executive Vice Chairman, Strategic Development.

Compensation Philosophy

The Company believes in providing to its executive management team a competitive total compensation package featuring a combination (the elements of which combination may vary from executive to executive) of base salary, discretionary bonuses, equity grants, severance and change in control benefits and broad-based benefits programs. The executive compensation programs are designed to achieve the following objectives:

•	reward performance;
•	attract, motivate and retain executives of outstanding ability and potential; and
•	ensure that executive compensation is rationally related to the building of stockholder value.

The Board of Directors believes that the Company’s executive compensation programs should include short- and long-term components, including cash and equity-based compensation, and should be oriented towards a merits-based metric that rewards consistent performance that meets or exceeds expectations. The Board evaluates both performance and compensation and seeks to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the life sciences industry, taking into account the Company’s relative performance and its own strategic objectives.

Setting Executive Compensation

The Company has historically conducted a review of the aggregate level of its executive compensation, as well as the mix of elements used to compensate its executive officers. The Company has based this review, among other things, on the experience of the members of the Board of Directors, several of whom sit on the boards of directors of other companies in the life sciences and healthcare fields. Last year, the Company also conducted a stockholder advisory vote on the compensation of its named executive officers and was pleased that, at that time, the holders of approximately 82.6% of its outstanding common stock voting on the matter voted in favor of the compensation of its named executive officers as disclosed in the proxy materials for the 2015 Annual Meeting of Stockholders.

The Company has long been committed to its pay-for-performance compensation principles. Thus, in August 2013, pursuant to its written charter, the Compensation Committee engaged Radford, an independent national compensation consulting firm, to provide advice and information relating to executive and director compensation. Radford was to report to the Compensation Committee and provide no services to management. Radford produced preliminary reports for the Compensation Committee’s review late in the third quarter of 2013. However, shortly thereafter, the Company announced that its Phase 2 clinical trial evaluating Trichuris suis ova in patients with Crohn’s disease failed to meet its primary endpoint of improving response. Consistent with its emphasis on performance and in an effort to realign the organization to work more efficiently given the disappointing results and conserve cash, the Company terminated several senior level executives in 2013 and early 2014. In light of these management changes, finalizing the Radford report became less relevant at that point in time.

While the Compensation Committee may continue to use an outside compensation consultant in the future, it does seek to take into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry. While the Compensation Committee has not yet determined to benchmark executive compensation against any particular group of companies or to use a formula to set executive compensation in relation to such survey data, its review of overall industry data remains relevant to the Compensation Committee’s mindset. We expect that, certainly for the foreseeable future, members of the Compensation Committee will continue to research and reflect upon ongoing industry trends as they apply their discretion to make compensation decisions.

Elements of Executive Compensation

The compensation program for the Company’s executive officers consists principally of three components, although the relative composition of such components will vary from executive to executive:

•	base salary;
•	annual discretionary bonuses; and
•	long-term compensation in the form of equity-based awards.

Base Salary

Salary is one of several components in our executive compensation program. Base salaries for the Company’s executives are initially established through arm’s-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary, the scope of his or her responsibilities, and competitive market compensation paid by other companies for similar positions within the industry. Base salaries are reviewed annually, typically in connection with the annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. In making decisions regarding salary increases, the Company may also draw upon the experience of members of the Board of Directors who serve or have served as directors of other companies. The Board has not typically applied specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer’s then-current base salary. This strategy is consistent with the Company’s intent of offering base salaries that are cost-effective while remaining competitive.

While other of the Company’s executives are paid salaries typical within the industry for persons of their experience and expertise, Dr. Rosenwald and Mr. Weiss have elected to largely forego the payment of salary in exchange for participation in the merits-based programs described below. In particular, Dr. Rosenwald and Mr. Weiss are paid only the minimum wages that must be paid to full-time employees under New York State labor laws. In 2016, the Company’s Compensation Committee balanced considerations regarding base salary with the overall compensation index in the northeast and increased the salaries of Drs. Lu and Avgerinos by approximately 5% and decided to still consider these individuals for an annual bonus.

Annual Discretionary Bonuses

In addition to the payment of base salaries, the Company believes that discretionary bonuses can play an important role in providing appropriate incentives to its executives to achieve the Company’s strategic objectives. As part of the annual performance reviews, the Compensation Committee reviews and analyzes each executive officer’s overall performance against such executive’s goals as identified by the Compensation Committee. Drs. Lu and Avgerinos are each eligible for a maximum discretionary bonus of 40% of their salaries pursuant to the terms of their employment agreements. Dr. Lu is also eligible for additional discretionary bonuses of $46,875, $93,750, $187,500, and $375,000 based on the achievement of milestones tied to reaching a market capitalization of $125 million, $250 million, $500 million, and $1 billion, respectively. In 2015, no additional discretionary bonuses were earned and paid to Dr. Lu.

Following 2015, the Compensation Committee, including pursuant to input that it solicited from and was provided by executive management, reviewed the annual performance in 2015 of Drs. Lu and Avgerinos, each of whom is eligible for a discretionary bonus. The Compensation Committee reviewed 2015 performance targets, which included their individual performances, their execution of the Company’s growth strategy and the Company’s overall performance in 2015. After detailed discussion, the Compensation Committee approved that 2015 executive bonuses be paid at 100% of the eligible bonus amount and thereby approved bonuses to Dr. Lu in the amount of $129,360, among other reasons, in recognition of her performance and guidance in connection with identifying new technology and business opportunities for the Company, and to Dr. Avgerinos in the amount of $138,600, in recognition of his performance and guidance in connection with the progression of in-licensed technologies through the developmental process, his diligence in respect of prospective licensing candidates, his efforts in connection with the management of Company technology licenses, and his overall implementation of the Company’s growth strategy.

Long Term Incentive Plan

In 2015, Company stockholders approved the Fortress Biotech, Inc. Long Term Incentive Plan (the “LTIP”) for Dr. Rosenwald and Mr. Weiss. The LTIP consists of a program to grant equity interests in the Company and newly formed subsidiaries and a performance-based bonus program that is designed to result in performance-based compensation that is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended. On January 1 of each year, the LTIP entitled the Company to grant restricted shares of common stock of the Company to Dr. Rosenwald and Mr. Weiss equal to up to one percent (1%) of the total outstanding shares of common stock of the Company, such actual amount to be based upon the achievement of the goals and objectives of each individual as set by the Compensation Committee for the preceding year. In the case of Dr. Rosenwald and Mr. Weiss, such goals and objectives include, among other things, the Company’s in-licensing of new medical technologies of substantial promise, operational and cash management, the Company’s issuance of new debt securities, the Company’s achievement of developmental, regulatory and clinical milestones in respect of its in-licensed technologies, the recruitment and retention of personnel, share price performance, trading volume of the Company’s public securities, and the overall positioning of the Company within its relevant market.

On January 1, 2016, the Compensation Committee granted each of Dr. Rosenwald and Mr. Weiss equity grants equal to one percent (1%) of total outstanding shares of the Company in recognition of their performance in 2015, including their material satisfaction of the criteria identified above. Such shares are subject to repurchase by the Company until both of the following conditions are met: (i) the Company’s market capitalization increases by a minimum of $100,000,000, and (ii) the employee is either in the service of the Company as an employee or as a Board member (or both) on the tenth anniversary of the LTIP, or the eligible employee has had a an involuntary separation from service (as defined in the LTIP). The Company’s repurchase option on such shares will also lapse upon the occurrence of a corporate transaction (as defined in the LTIP) if the eligible employee is in service on the date of the corporate transaction. In addition, pursuant to the LTIP, upon the formation of a new subsidiary of the Company, Dr. Rosenwald and Mr. Weiss were each to receive five percent (5%) of the total outstanding shares of common stock of the subsidiary. Accordingly, in 2015, Dr. Rosenwald and Mr. Weiss were each granted warrants for 500,000 shares of common stock of each of the following subsidiaries: Mustang Bio, Inc., Checkpoint Therapeutics, Inc., Helocyte, Inc., Avenue Therapeutics, Inc., Journey Medical Corporation, Coronado SO Co. and Escala Therapeutics, Inc. Dr. Rosenwald and Mr. Weiss are also eligible for performance-based cash bonuses not to exceed an annual aggregate amount of $1,000,000, and in December 2015, the Compensation Committee reviewed the 2015 performance targets and approved a $500,000 cash bonus for each of Dr. Rosenwald and Mr. Weiss, again in recognition of their material satisfaction of the performance criteria identified above.

Equity Incentive Compensation

The Company believes that by providing its executives the opportunity to increase their ownership of Company stock, the interests of its executives will be more closely aligned with the best interests of the Company’s stockholders and it will encourage long-term performance. The stock awards enable the executive officers to participate in the appreciation of the value of the Company’s stock, while personally participating in the risks of business setbacks. The Company grants equity awards to its executives pursuant to its 2013 Incentive Plan, as amended (the “2013 Plan”). While the Company has not adopted stock ownership guidelines, the 2013 Plan provides executive officers a means to acquire equity or equity-linked interests in the Company. The Company does not have any program, plan, or obligation that requires it to grant equity compensation on specified dates. Under the 2013 Plan, authority to make equity grants to executive officers rests with the Board of Directors, which considers the recommendations of the Chairman, President and the

Chief Executive Officer for officers other than himself, and will in the future take into account the recommendation of the Compensation Committee.

The Company has traditionally awarded stock options to the executive officers as incentives, however it has, in the past, awarded restricted stock to its executives and may do so again in the future. The Company believes that awards of restricted stock have clearer and less onerous accounting implications than options. In addition, because the grants have some value even if the Company’s stock price decreases, the Company can grant fewer shares, resulting in less potential dilution to stockholders. Finally, the Company believes that granting stock supports the culture of ownership at the Company and is an important element in maintaining strong employee morale and retention.

In 2015, given the Company’s efforts to execute on its growth strategy, no equity awards were granted to the Company’s executive officers under the 2013 Plan.

Executive Employment Agreements

Set forth below are descriptions of the principal terms of the employment agreements with our named executive officers.

Dr. Rosenwald and Mr. Weiss

The Company has not entered into employment agreements with either Dr. Rosenwald or Mr. Weiss.

Dr. Lu

In February 2012, the Company entered into an employment agreement with Dr. Lu, its Executive Vice President and Chief Financial Officer, which provides that if the Company terminates Dr. Lu without cause or she resigns for good reason, she will be entitled to: (i) severance payments at a rate equal to her base salary then in effect for a period of six months following her termination date; and (ii) accelerated vesting of any option shares that would have vested on the next anniversary date of their respective grant date. In addition, if Dr. Lu is terminated without cause or resigns for good reason within six months following a change in control of the Company, she will be entitled to an additional six months of severance payments (for a total of 12 months) and 100% of the shares subject to options and other equity awards granted to her will fully vest as of the date of her execution of a release in connection with such termination.

“Cause” is defined as:

•	her willful failure, disregard or refusal to perform her material duties or obligations under the employment agreement which, to the extent it is curable by her, is not cured within thirty (30) days after the Company gives her written notice;
•	a willful, intentional or grossly negligent act of Dr. Lu having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any of its affiliates;
•	willful misconduct by Dr. Lu with respect to any of her material duties or obligations under the employment agreement, including, without limitation, willful insubordination with respect to lawful directions received from the Board of Directors which, to the extent it is curable by Dr. Lu, is not cured within thirty (30) days after the Company gives her written notice;
•	her indictment of any felony involving moral turpitude (including entry of a nolo contendere plea);
•	the determination, after a reasonable and good-faith investigation by the Company, that Dr. Lu engaged in some form of harassment or discrimination prohibited by law (including, without limitation, age, sex or race harassment or discrimination), unless the actions were specifically directed by the Board of Directors;
•	material misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony); or
•	her material breach of any of the provisions of the employment agreement, of any Company policy, and/or of her proprietary information and inventions agreement.

“Good reason” is defined as:

•	a material reduction of Dr. Lu’s base salary unless such reduction occurs in connection with a Company-wide decrease in executive compensation;
•	a material breach of the employment agreement by the Company; or
•	a material adverse change in Dr. Lu’s duties, authority, or responsibilities relative to her duties, authority or responsibilities in effect immediately prior to such reduction.

Dr. Avgerinos

In June 2013, the Company entered into an employment agreement with Dr. Avgerinos, its Senior Vice President, Biologics Operations, which provides that if the Company terminates Dr. Avgerinos without cause or he resigns for good reason, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of 12 months following his termination date; (ii) a pro-rata share of the annual milestone bonus for the year in which the termination occurred, to be paid when and if such bonus would have been paid under the employment agreement, and (iii) accelerated vesting of any option shares that would have vested on the next anniversary date of their respective grant date. In addition, if Dr. Avgerinos is terminated without cause or resigns for good reason within six months following a change in control of the Company, 100% of the shares subject to options and other equity awards granted to him will fully vest as of the date of his execution of a release in connection with such termination.

“Cause” is defined as:

•	his conviction of fraud, embezzlement or misappropriation with respect to the Company;
•	the material breach of a material term of this employment agreement;
•	the material breach by Dr. Avgerinos of the Proprietary Information and Inventions Agreement between Dr. Avgerinos and the Company;
•	the breach of his fiduciary duties to the Company;
•	the willful failure or refusal to perform his material duties under the employment agreement or failure to follow any specific lawful instructions of the Company’s Chief Executive Officer;
•	his conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; or
•	the willful or negligent misconduct of Dr. Avgerinos that has a material adverse effect on the property, business or reputation of the Company.

“Good reason” is defined as:

•	a material reduction of Dr. Avgerinos’s base salary unless such reduction occurs in connection with a Company-wide decrease in executive compensation;
•	a material breach of the employment agreement by the Company; or
•	a material diminution of his authority, duties or responsibilities.

Summary of Potential Payments Upon Termination of Employment or Change in Control

The following table sets forth potential payments payable to the Company’s named executive officers who were serving as such on December 31, 2015 upon: (i) termination of employment without cause, or resignation for good reason; and (ii) termination of employment without cause, or resignation for good reason, following a change in control. The table reflects amounts payable to such named executive officers assuming their employment was terminated on December 31, 2015 and, if applicable, a change in control also occurred on such date.

	Upon Termination without Cause or Resignation for Good Reason – No Change of Control			Upon Termination without Cause or Resignation for Good Reason – Change of Control
Name	Cash Severance	Value of Accelerated Vesting(1)	Total	Cash Severance	Value of Accelerated Vesting(1)	Total
Lindsay A. Rosenwald, M.D.	$—	$—	$—	$—	$5,522,375	$5,522,375
Lucy Lu, M.D.	$161,700	$—	$161,700	$323,400	$—	$323,400
George Avgerinos, Ph.D.	$346,500	$1,255,500	$1,602,000	$346,500	$1,953,000	$2,299,500
Michael S. Weiss	$—	$—	$—	$—	$14,725,965	$14,725,965

(1)	The value of accelerated vesting is equal to $2.79 per share, the closing price per share of the Company’s common stock as quoted on the Nasdaq Capital Market on December 31, 2015 for the purposes hereof, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price.

Perquisites

From time to time, the Company has provided certain of the named executive officers with perquisites that the Board of Directors believes are reasonable. The Company does not view perquisites as a significant element of its comprehensive compensation structure, but does believe they can be useful in attracting, motivating and retaining the executive talent for which the Company competes. The Company believes that these additional benefits may assist executive officers in performing their duties and provide time efficiencies for executive officers in appropriate circumstances, and the Company may consider providing additional perquisites in the future. All future practices regarding perquisites will be approved and subject to periodic review by the Compensation Committee.

Employee Stock Purchase Plan

On December 19, 2011, the Board of Directors approved the 2012 Fortress Biotech Employee Stock Purchase Plan, or the ESPP, providing for the issuance of up to 200,000 shares of common stock to eligible employees, including the Company’s executive officers. Eligible employees can purchase the Company’s common stock at the end of a predetermined offering period at a price equal to 85% of the lesser of the fair market value at the beginning or end of the offering period. Offerings are six months in duration and commence on December 1 and June 1 of each year. During the period from December 1, 2012 through November 30, 2015, 27,998 shares were issued. Employee contributions are made through payroll deductions throughout the offering period and, subject to certain limitations, are used to purchase shares at the end of each offering period. As of December 31, 2015, 108,808 shares were available for issuance under the ESPP. The ESPP is compensatory and will result in stock-based compensation expense.

Other Compensation

Consistent with the Company’s compensation philosophy, it intends to continue to maintain the current benefits for executive officers, which are also available to other employees; however, the Compensation Committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems advisable.

Deductibility of Compensation under Section 162(m)

Section 162(m) of the Code generally limits the Company’s deduction for federal income tax purposes to $1 million of compensation paid to certain executive officers in a calendar year. However, compensation above $1 million that is considered “performance-based compensation” may be deducted. It is expected that the Compensation Committee will evaluate the effects of the deduction limits of Section 162(m) on any compensation it proposes to grant in the future and that future compensation will be provided in a manner consistent with the Company’s best interests and those of its stockholders.

Risk Analysis of the Company’s Compensation Program

The Board of Directors has reviewed the Company’s compensation policies as generally applicable to its employees and believes that the policies do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the Company’s compensation policies and programs encourage the employees to remain focused on both short- and long-term goals. For example, while the Company’s cash bonus plans measure performance on an annual basis, the equity awards typically vest over a number of years, which the Company believes encourage employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by the Company to its named executive officers for services rendered to it in all capacities during the years ended December 31, 2013, 2014 and 2015.

Name and principal position(s)	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Lindsay A. Rosenwald, M.D. Chairman, President and Chief Executive Officer	2015	$28,275	$—	$1,424,111	$—	$500,000	$1,114,341	$3,066,727
	2014	29,254	—	—	—	—	—	29,254
	2013	980	—	3,820,138	76,800	—	—	3,897,918
Lucy Lu, M.D. Executive Vice President and Chief Financial Officer	2015	323,400	129,360	—	—	—	820	453,580
	2014	307,875	92,400	—	—	—	820	401,095
	2013	307,841	232,988	—	—	—	854	541,683
George Avgerinos, Ph.D. Senior Vice President, Biologics Operation	2015	346,500	138,600	3,710,000	—	—	—	4,195,100
	2014	330,000	99,000	—	—	—	—	429,000
	2013	192,500	57,750	—	1,330,000	—	40,455	1,620,705
Michael S. Weiss Executive Vice Chairman, Strategic Development	2015	28,275	—	1,424,111	—	500,000	1,114,341	3,066,727
	2014	24,324	—	10,646,881	—	—	—	10,673,205
	2013	—	—	—	—	—	—	—

(1)	For 2015, Dr. Rosenwald and Mr. Weiss were paid only the minimum wages that must be paid to full-time employees under New York State labor laws.
(2)	For 2015, the Compensation Committee awarded discretionary bonuses of $129,360 to Dr. Lu and $138,600 to Dr. Avgerinos.
(3)	Represents the aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification Topic 718, Stock Compensation, as modified or supplemented (“FASB ASC Topic 718”). On January 1, 2016, Dr. Rosenwald and Mr. Weiss were each awarded 510,434 shares of restricted common stock of the Company (or one percent (1%) of the total outstanding shares of the Company) under the LTIP for their performance in 2015. In July 2015, units for 1,000,000 shares of restricted common stock of the Company were granted to Dr. Avgerinos pursuant to the terms of a Restricted Stock Unit Award Agreement in connection with the cancellation of his stock options granted in June 2013.
(4)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. No option awards were granted to the Company’s named executive officers in 2015. In July 2015, the 2013 stock option grant to Dr. Avgerinos was cancelled and replaced with a grant of units for 1,000,000 shares of restricted common stock of the Company.
(5)	For 2015, the Compensation Committee awarded each of Dr. Rosenwald and Mr. Weiss $500,000 under the LTIP.
(6)	All other compensation for 2015 for each of Dr. Rosenwald and Mr. Weiss relates to warrants granted for common stock of Company subsidiaries under the LTIP and equals the grant date fair value computed in accordance with FASB ASC Topic 718 for 500,000 warrants issued on July 15, 2015 for common stock of each of Avenue Therapeutics, Inc., Checkpoint Therapeutics, Inc., Coronado SO Co., Escala Therapeutics, Inc., Helocyte, Inc., Journey Medical Corporation and Mustang Bio, Inc. All other compensation for 2015 for Dr. Lu relates to $820 for long-term disability premiums.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding the grants of plan-based awards the Company made to its named executive officers in 2015.

Name	Grant Date		Estimated Possible Payouts under Non-Equity Incentive Plan Awards ($)	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Lindsay A. Rosenwald, M.D.	7/15/2015	(2)			500,000	$0.15	$66,952
	7/15/2015	(3)			500,000	0.13	59,156
	7/15/2015	(4)			500,000	1.19	545,706
	7/15/2015	(5)			500,000	0.07	32,559
	7/15/2015	(6)			500,000	0.10	44,482
	7/15/2015	(7)			500,000	0.65	298,075
	7/15/2015	(8)			500,000	0.15	67,411
	12/30/2015	(9)	$500,000
George Avgerinos, Ph.D.	7/15/2015	(10)		1,000,000			3,710,000
Michael S. Weiss	7/15/2015	(2)			500,000	0.15	66,952
	7/15/2015	(3)			500,000	0.13	59,156
	7/15/2015	(4)			500,000	1.19	545,706
	7/15/2015	(5)			500,000	0.07	32,559
	7/15/2015	(6)			500,000	0.10	44,482
	7/15/2015	(7)			500,000	0.65	298,075
	7/15/2015	(8)			500,000	0.15	67,411
	12/30/2015	(9)	500,000

(1)	The grant date fair value of the equity award is calculated in accordance with FASB ASC Topic 718. See Note 12 to the financial statements included in the Company’s Form 10-K filed with the SEC on March 15, 2016. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Represents a warrant for 500,000 shares of common stock of Avenue Therapeutics, Inc. issued to Dr. Rosenwald or Mr. Weiss, as applicable, under the LTIP.
(3)	Represents a warrant for 500,000 shares of common stock of Checkpoint Therapeutics, Inc. issued to Dr. Rosenwald or Mr. Weiss, as applicable, under the LTIP.
(4)	Represents a warrant for 500,000 shares of common stock of Coronado SO Co. issued to Dr. Rosenwald or Mr. Weiss, as applicable, under the LTIP.
(5)	Represents a warrant for 500,000 shares of common stock of Escala Therapeutics, Inc. issued to Dr. Rosenwald or Mr. Weiss, as applicable, under the LTIP.
(6)	Represents a warrant for 500,000 shares of common stock of Helocyte, Inc. issued to Dr. Rosenwald or Mr. Weiss, as applicable, under the LTIP.
(7)	Represents a warrant for 500,000 shares of common stock of Journey Medical Corporation issued to Dr. Rosenwald or Mr. Weiss, as applicable, under the LTIP.
(8)	Represents a warrant for 500,000 shares of common stock of Mustang Bio, Inc. issued to Dr. Rosenwald or Mr. Weiss, as applicable, under the LTIP.
(9)	Under the LTIP, Dr. Rosenwald and Mr. Weiss are eligible for performance-based cash bonuses not to exceed an annual aggregate amount of $1,000,000. Also under the LTIP, Dr. Rosenwald and Mr. Weiss are eligible to earn up to one percent (1%) of the total outstanding shares of common stock of the Company, such actual amount to be based upon the achievement of the goals and objectives of each individual as set by the Compensation Committee for the preceding year, and five percent (5%) of the total outstanding shares of common stock of any new Company subsidiary at the time of formation. The shares of common stock of the Company that may be earned under the LTIP are subject to repurchase by the Company until both of the following conditions are met: (i)) the Company’s market capitalization increases by a minimum of $100,000,000, and (ii) the employee is either in the service of the Company as an employee or as a Board member (or both) on the tenth anniversary of the LTIP, or the eligible employee has had a an involuntary separation from service (as defined in the LTIP). The Company’s repurchase option on such shares will also lapse upon the occurrence of a corporate transaction (as defined in the LTIP) if the eligible employee is in service on the date of the corporate transaction.
(10)	In July 2015, units for 1,000,000 shares of restricted common stock were granted to Dr. Avgerinos pursuant to the terms of a Restricted Stock Unit Award Agreement in connection with the cancellation of his stock options granted in June 2013. The units vested 15% immediately and an additional: (i) 15% per year over three years commencing the later of trading availability or July 1, 2016; (ii) 15% based on the achievement of a stock price of greater than $5 per share or achievement of a commercial milestone determined by the Board of Directors; and (iii) 25% based on the achievement of a stock price of $7 per share or achievement of a commercial milestone determined by the Board of Directors.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares ($)(1)
Lindsay A. Rosenwald, M.D.	25,000	—		$1.37	10/05/2020	—		—	1,979,346	(2)	$5,522,375
	15,000	—		6.25	02/10/2022
	15,000	—		7.42	02/07/2023
	500,000	—		0.15	07/15/2025
	500,000	—		0.13	07/15/2025
	500,000	—		1.19	07/15/2025
	500,000	—		0.07	07/15/2025
	500,000	—		0.10	07/15/2025
	500,000	—		0.65	07/15/2025
	500,000	—		0.15	07/15/2025
Lucy Lu, M.D.	225,000	—		6.85	02/22/2022	—		—	—		—
George Avgerinos, Ph.D.	—	—		—	—	—		—	700,000	(3)	1,953,000
Michael S. Weiss	20,000	10,000	(4)	$2.10	12/19/2023	—		—	1,979,346	(5)	5,522,375
	500,000	—		0.15	07/15/2025	3,298,778	(6)	9,203,590	—		—
	500,000	—		0.13	07/15/2025
	500,000	—		1.19	07/15/2025
	500,000	—		0.07	07/15/2025
	500,000	—		0.10	07/15/2025
	500,000	—		0.65	07/15/2025
	500,000	—		0.15	07/15/2025

(1)	Based on $2.79 per share, the closing price of our common stock on the Nasdaq Capital Market on December 31, 2015, the last trading day of the fiscal year.
(2)	Pursuant to the terms of Dr. Rosenwald’s Restricted Stock Issuance Agreement for 1,979,246 shares of restricted stock of the Company, one-third of the shares issued to Dr. Rosenwald vests when the Company achieves market capitalization of two, three, and four times the current market capitalization on the date of grant of the shares, but in no event earlier than three, four, and five years following the date of grant, respectively.
(3)	In July 2015, units for 1,000,000 shares of restricted common stock were granted to Dr. Avgerinos pursuant to the terms of a Restricted Stock Unit Award Agreement in connection with the cancellation of his stock options granted in June 2013. The units vested 15% immediately and an additional: (i) 15% per year over three years commencing the later of trading availability or July 1, 2016; (ii) 15% based on the achievement of a stock price of greater than $5 per share or achievement of a commercial milestone determined by the Board of Directors; and (iii) 25% based on the achievement of a stock price of $7 per share or achievement of a commercial milestone determined by the Board of Directors.
(4)	The unvested shares underlying this option award will vest on December 19, 2016.
(5)	Pursuant to the terms of Mr. Weiss’s Restricted Stock Issuance Agreement for 1,979,346 shares of restricted stock of the Company, one-third of the restricted stock issued to Mr. Weiss vests when the Company achieves market capitalization of two, three, and four times the current market capitalization on the date of grant of the shares, but in no event earlier than three, four, and five years following the date of grant, respectively.
(6)	Pursuant to the terms of Mr. Weiss’s 2014 Restricted Stock Issuance Agreement for 3,958,692 shares: 16.67% of the shares vested on February 20, 2015 and 33.33% of the shares will vest on February 20, 2017; and the remainder of the shares will vest in installments of 10% of the shares upon each closing by the Company of a corporate development transaction provided that if any such corporate development transaction occurs prior to February 20, 2019, vesting of each such 10% of the remainder of the shares will occur on February 20, 2019, subject to Mr. Weiss’s continued employment with the Company.

OPTION EXERCISES AND STOCK VESTED

The table below sets forth information concerning the vesting of shares of restricted stock during 2015 for named executive officers.

Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Lindsay A. Rosenwald, M.D.	—		—
Lucy Lu, M.D.	—		—
George Avgerinos, M.D.	300,000	(2)	$930,000
Michael S. Weiss	659,913	(3)	1,590,390

(1)	The amounts reported represent market value on the date of vesting.
(2)	Includes 150,000 restricted stock units that vested on July 15, 2015, and 150,000 restricted stock units that vested upon achievement of a commercial milestone as determined by the Board of Directors on August 13, 2015 pursuant to Dr. Avgerinos’ Restricted Stock Unit Agreement. See footnote 3 to the Outstanding Equity Awards at 2015 Fiscal Year-End table.
(3)	Includes restricted stock that vested on February 20, 2015 pursuant to Mr. Weiss’s 2014 Restricted Stock Issuance Agreement. See footnote 5 to the Outstanding Equity Awards at 2015 Fiscal Year-End table.

Pension Benefits

None of the Company’s named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by the Company.

DIRECTOR COMPENSATION IN FISCAL YEAR 2015

In October 2010, the Board of Directors adopted a compensation program for its non-employee directors, or the Non-Employee Director Compensation Policy. Pursuant to the Non-Employee Director Compensation Policy, each member of the Board who is not a Company employee and who is not otherwise receiving compensation from the Company pursuant to another arrangement, will receive an annual cash retainer of $30,000, payable quarterly, and may receive an initial stock option, restricted stock or restricted stock unit grant for shares of the Company’s common stock. Any such initial stock option, restricted stock or restricted stock unit grant will vest in three annual installments. In July 2011, the Non-Employee Director Compensation Policy was modified to include additional fees for committee participation whereby committee members and committee chairs will receive additional annual cash retainers of $5,000 and $10,000, respectively, payable quarterly. In addition, members may annually receive a restricted stock or restricted stock unit grant for (i) up to 50,000 shares of the Company’s common stock for service on the Board and (ii) up to 50,000 shares of the Company’s common stock for service on the Strategic Transaction Committee.

The following table and related footnotes show the compensation paid to or accrued for the benefit of the Company’s non-employee directors in the fiscal year ended December 31, 2015.

Name	Fees Earned or paid in Cash(1) ($)	Stock Awards(2) ($)		All Other Compensation ($)		Total ($)
David J. Barrett(3)	$45,000	$304,000	(4)	$—		$349,000
Jimmie Harvey, Jr., M.D.	47,500	304,000	(4)	—		351,500
Malcolm Hoenlein	35,000	152,000	(4)	—		187,000
Dov Klein	15,000	185,500	(5)	—		200,500
J. Jay Lobell	67,500	304,000		—		371,500
Eric K. Rowinsky, M.D.	35,000	304,000		250,000	(6)	589,000

(1)	Represents director and committee fees paid for or accrued in 2015.
(2)	On March 12, 2015, the Company granted shares of its common stock to certain directors for their service on the Board of Directors and additionally, in the case of Messrs. Barrett and Lobell and Drs. Harvey and Rowinsky, for their service on the Strategic Transaction Committee, pursuant to Restricted Stock Issuance Agreements. The shares vest one-third on each of the first three anniversaries of the date of grant, subject to certain restrictions. The Company retains the right to repurchase unvested shares as specified in the agreements. Amounts listed represent the aggregate fair value amount computed as of the grant date of each award during 2015 in accordance with FASB ASC Topic 718.
(3)	Mr. Barrett resigned from the Board in July 2015.
(4)	In 2015, Dr. Harvey and Messrs. Barrett and Hoenlein elected to defer the full value of their stock awards. This amount was credited to each individual’s deferred compensation account.
(5)	On July 15, 2015, Mr. Klein was granted 50,000 shares of the Company’s restricted common stock that vests one-third per year over the next three years in connection with his appointment to the Board of Directors. Mr. Klein elected to defer 80% of the value of his stock award. This amount was credit to his deferred compensation account.
(6)	Dr. Rowinsky receives $250,000 in compensation for consulting services provided to the Company.

Non-Qualified Deferred Compensation

On March 12, 2015, the Compensation Committee of the Board approved a deferred compensation plan (the “Plan”) for non-employee directors (“Participants”). The Plan is administered by the Compensation Committee and intended to be a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.

Pursuant to the Plan, a Participant can defer all or a portion of Participant’s unearned annual fees, meeting fees and committee fees, including restricted stock and restricted stock units. Deferred cash compensation will be converted into a number of stock units, determined based upon the closing price of the Company’s common stock on the date such fees would otherwise have been payable and placed into the Participant’s deferred compensation account (“Account”). Deferred restricted stock unit grants will be converted on a share-for-share basis on the date such restricted stock units would otherwise have been payable and placed into the Participant’s Account.

On the tenth business day of January of the year following the Participant’s termination of service on the Board due to resignation, removal, failure to be re-elected or retirement, the amount of deferred compensation in the Participant’s Account will be distributed to the Participant in a lump sum payment of a number of shares of the Company’s common stock under the Plan equal to the number of whole stock units in the Account and cash in lieu of any fractional shares. Distributions from the Account may be accelerated in the event of the Participant’s death or upon a corporate transaction (as defined in the Plan).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Board of Directors who served on the Compensation Committee during 2015 were Chairman Mr. Lobell, Dr. Harvey, and Messrs. Klein (since July 2015) and Barrett (until July 2015). None of Messrs. Barrett, Klein or Lobell or Dr. Harvey serves or in the past has served as one of the Company’s officers or has been employed by the Company and none of the Company’s executive officers has served on the compensation committee or board of directors of any company that employed any member of our Compensation Committee or Board.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2015, the Company has not been a party to any transaction in which the amount involved exceeded or will exceed $120,000, and in which any of its directors, named executive officers or beneficial owners of more than 5% of the Company’s capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than as set forth immediately below and other than compensation, termination, and change-in-control arrangements, all of which are described under — Compensation Discussion and Analysis above.

The written charter of the Audit Committee authorizes and the Nasdaq Stock Market listing rules require the Audit Committee to review and approve related-party transactions. In reviewing related-party transactions, the Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to the Company than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between the Company and its officers, directors, principal stockholders and their affiliates will be approved by the Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Related Party Service Agreement

On April 3, 2014, the Company entered into a Shared Services Agreement with Opus Point Partners Management, LLC (“OPPM”) in which the parties agreed to share a rented facility as well as costs for certain services, which they individually require for the operation of their respective entities. The Company’s Chairman, President and Chief Executive Officer and the Company’s Executive Vice President, Strategic Development, are both Co-Portfolio Managers and Partners of OPPM. The Company incurred expenses of approximately $224,100 for the year ended December 31, 2015. The agreement can be terminated by either party with thirty days’ notice.

Desk Space Agreement

On October 3, 2014, the Company entered into Desk Space Agreements with OPPM and TG Therapeutics, Inc. (“TGTX”), to occupy 20% and 40%, respectively, of their New York, NY office space in the first half of 2016. These agreements require OPPM and TGTX to pay their respective share of the average annual rent of $0.5 million and $1.1 million, respectively. These initial rent allocations will be adjusted periodically, for each party, based upon the actual percentage of the office space occupied. Additionally, the Company has reserved the right to execute desk space agreements with other related and unrelated third parties and those arrangements will also affect the cost of the lease actually borne by the Company. The lease was executed by the Company to further the Company’s business strategy, which includes forming additional subsidiaries and/or affiliate companies. The lease is subject to early termination by the Company, or in circumstances including events of default, by the landlord, and includes a five-year extension option in favor of the Company. Mr. Weiss, our Executive Vice Chairman, Strategic Development and a member of our Board of Directors, also serves as Executive Chairman, Interim Chief Executive Officer and President of TGTX and serves as OPPM’s Co-Portfolio Manager and Partner.

Avenue Therapeutics, Inc.

The Company has agreed to provide advisory and consulting services to Avenue Therapeutics, Inc. (“Avenue”) for a period of five years in exchange for an annual consulting fee of $500,000, such fee to be increased to $1,000,000 for each calendar year in which Avenue has net assets in excess of $100,000,000 at the beginning of the calendar year. Since January 1, 2015, Avenue has accrued approximately $416,000 payable to the Company under this arrangement. Dr. Rosenwald serves as our President, Chief Executive Officer and Chairman of our Board of directors and also serves as Avenue’s Executive Chairman of its board of directors. Dr. Lu serves as our Executive Vice-President and Chief Financial Officer and also serves as Avenue’s Interim President and Chief Executive Officer. Drs. Rosenwald and Lu and Mr. Weiss own, in the aggregate, more than ten percent of the equity interests in Avenue.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and the Bylaws. The Company has not received any stockholder proposals for consideration at its 2016 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in the Company’s proxy solicitation materials for its 2017 Annual Meeting of Stockholders, it must be delivered to the Company’s corporate secretary at 2 Gansevoort Street, 9th Floor, New York, New York 10014 by December 31, 2016; provided, however, that if the date of the 2017 Annual Meeting of Stockholders is more than 30 days before or after June 16, 2017, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2017 Annual Meeting of Stockholders or (2) the 10th day following the first public announcement of the date of the 2017 Annual Meeting of Stockholders.

Under the Bylaws, stockholders wishing to nominate a director must deliver written notice of the nomination to the Company’s corporate secretary not more than 75 days and not less than 45 days prior to the first anniversary of the date on which the Company mailed its proxy materials for the preceding year’s annual meeting of stockholders, provided that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the stockholder has timely provided the Company with a solicitation notice (an affirmative statement of the stockholder’s intent to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required to elect a director nominee), such stockholder must have delivered a proxy statement and form of proxy to such holders and have included the solicitation notice in such materials. Stockholder notices must set forth specific information as more fully described in the Bylaws and — Corporate Governance Matters — Selection of Nominees for the Board of Directors above.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to March 16, 2017.

HOUSEHOLDING MATTERS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Proxy Statement either now or in the future, please contact the Company’s corporate secretary either by calling 781-652-4500 or by writing Attn: Corporate Secretary, 2 Gansevoort Street, 9th Floor, New York, New York 10014. Upon written or oral request to the corporate secretary, the Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders sharing an address can request delivery of a single copy of proxy statements if they are receiving multiple copies upon written request to the Company’s corporate secretary at the address and telephone number stated above.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the SEC is accessible free of charge on our website at www.fortressbiotech.com, under the Investors — SEC Filings — Annual Meeting Materials section of our website. It contains audited financial statements covering fiscal years ended December 31, 2015, 2014 and 2013. You can request a copy of the Company’s Annual Report on Form 10-K free of charge by calling 781-652-4500 or sending an e-mail to ir@fortressbiotech.com. Please include your contact information with the request.

OTHER MATTERS

The Company does not know of any other matters to be submitted at the meeting. If any other matters properly come before the 2016 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 29, 2016

DIRECTIONS TO THE ANNUAL MEETING
OF FORTRESS BIOTECH, INC.

The 2016 Annual Meeting of Stockholders is to be held at the offices of Alston & Bird LLP on Park Avenue in midtown Manhattan, between 39th and 40th streets, two blocks south of Grand Central Terminal.

From the Airport

•	Several major airports serve the greater New York City metropolitan area. These include LaGuardia Airport, JFK International Airport, and Newark International Airport, among others. From each airport, we suggest you take a taxi directly to the Annual Meeting of Stockholders. There are also bus services that will deposit you in midtown. If arriving by car, there are several parking garages within walking distance of the Annual Meeting of Stockholders.

By Subway

•	The nearest subway stop is at Grand Central Terminal, which is also the New York terminus for MetroNorth trains arriving from upstate New York and Connecticut. Take the 4, 5, 6, or 7 train to Grand Central and exit the terminal on the 42nd Street side. Cross 42nd Street and walk south on Park Avenue to number 90, on your right.
•	Alternatively, take the 1, 2, 3, 9, N, or R trains to 42nd Street/Times Square and then take the Shuttle to Grand Central.
•	If arriving via the B, D, F, or Q train, exit at 6th Avenue and 42nd Street/Bryant Park and walk east on 40th Street until you get to Park Avenue. Walk south on Park Avenue to number 90, on your right.

By Train

•	From Penn Station, take the 1, 2, 3, or 9 subway to 42nd Street/Times Square and the Shuttle to Grand Central. Exit the terminal on the 42nd Street side. Cross 42nd Street and walk south on Park Avenue to number 90, on your right.

FORTRESS BIOTECH, INC.
ATTN: ROBYN HUNTER
2 GANSEVOORT STREET
9TH FLOOR
NEW YORK, NEW YORK 10014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08757-P76154

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORTRESS BIOTECH, INC.

The Board of Directors recommends you vote FOR the following nominees and Proposal 2:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Lindsay A. Rosenwald, M.D.	☐	☐	☐
1b. Eric K. Rowinsky, M.D.	☐	☐	☐
1c. Jimmie Harvey, Jr., M.D.	☐	☐	☐
1d. Malcolm Hoenlein	☐	☐	☐
1e. Dov Klein	☐	☐	☐
1f. J. Jay Lobell	☐	☐	☐
1g. Michael S. Weiss	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of EisnerAmper LLP as Fortress Biotech, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: In its discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice of Annual Meeting of Stockholders and Proxy Statement, 2015 Annual Report and Annual Report on Form 10-K of Fortress Biotech, Inc. are available at www.proxyvote.com.

E08758-P76154

FORTRESS BIOTECH, INC.
Proxy for Annual Meeting of Stockholders
June 16, 2016 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned stockholder of Fortress Biotech, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2016. The undersigned stockholder also appoints Lucy Lu, M.D., with full power of substitution and power to act alone, as proxy to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Fortress Biotech, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM EDT on June 16, 2016, at the offices of Alston & Bird LLP, 90 Park Avenue, 15th Floor, New York, New York 10016, and any adjournment or postponement thereof.

Continued and to be signed on reverse side